Exhibit 10.6

DATE:	April 11, 2007

TO:	The TriZetto Group, Inc.
567 Nicolas Drive, Suite 360
Newport Beach, CA 92660
ATTENTION:	Chief Financial Officer
TELEPHONE:	(949) 719–2200
FACSIMILE:	(949) 219-2199

FROM:	UBS AG, London Branch
c/o UBS Securities LLC
299 Park Avenue
New York, NY 10171
Attn: Dmitriy Mandel
TELEPHONE:	(212) 821-2100
FACSIMILE:	(212) 821-4610
RE:	Convertible Bond Hedge Transaction
(UBS REFERENCE NUMBER: BKP352ST2457306)

The purpose of this facsimile agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between UBS AG, London Branch (the “Bank”) and The TriZetto Group, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and the terms of this Confirmation, the terms of this Confirmation shall govern. For the purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.

This Confirmation evidences a complete and binding agreement between Bank and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Bank and Counterparty had executed an agreement in such form (without any Schedule but with such elections as are set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

2.	The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions, and shall have the following terms:

General:

Trade Date:	April 11, 2007.

Effective Date:	April 17, 2007.

Warrant Style:	European.

Warrant Type:	Call.

Seller:	Counterparty.

Buyer:	Bank.

Shares:	The common stock, par value USD.001 per share, of Counterparty.

Number of Warrants:	For each Component, as provided in Annex B to this Confirmation.

Strike Price:	USD 31.7900.

Premium:	USD 12,857,000.

Premium Payment Date:	April 17, 2007.

Exchange:	Nasdaq Global Select Market

Related Exchanges:	All Exchanges.

Calculation Agent:	Bank

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Procedure for Exercise:

In respect of any Component:

Expiration Date:	As provided in Annex B to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date occurring on the Final Disruption Date in respect of any other Component for the Transaction) and, notwithstanding anything to the contrary in this Confirmation or the Definitions, the Relevant Price for the Expiration Date shall be the prevailing market value per Share determined by the Calculation Agent in a commercially reasonable manner. “Final Disruption Date” means February 15, 2013. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a

Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the
Expiration Date for the remaining Warrants for such Component. Section 6.6 of the
Equity Definitions shall not apply to any Valuation Date occurring on an Expiration
Date.

Automatic Exercise:	Applicable. Solely for purposes of this provision, Section 3.4 of the Equity Definitions shall govern, and the Transaction shall be deemed to be a Physically-Settled Call Option.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof, and by amending and restating clause (a)(iii) thereof in its entirety to read as follows: “(iii) an Early Closure that the Calculation Agent determines is material.”

Settlement Terms:

In respect of any Component:

Settlement Method:	Net Share Settlement.

Net Share Settlement:	On each Settlement Date, Counterparty shall deliver to Bank a number of Shares equal to the Net Share Amount for such Settlement Date to the account specified by Bank, and cash in lieu of any fractional shares valued at the Relevant Price for the Valuation Date corresponding to such Settlement Date. If, in the good faith reasonable judgment of Bank, the Shares deliverable hereunder would not be immediately freely transferable by Bank under Rule 144(k) under the Securities Act of 1933, as amended (the “Securities Act”), then Bank may elect to either (x) accept delivery of such Shares notwithstanding the fact that such Shares are not freely transferable by Bank under Rule 144(k) or (y) for the provisions set forth opposite the caption “Registration/Private Placement Procedures” below to apply.

Net Share Amount:	For any Exercise Date, a number of Shares, as calculated by the Calculation Agent, equal to the product of (i) the number of Warrants being exercised or deemed exercised on such Exercise Date, and (ii) the excess, if any, of the Relevant Price for the Valuation Date occurring on such Exercise Date over the Strike Price (such product, the “Net Share Settlement Amount”), divided by such Relevant Price.

Relevant Price:	On any Valuation Date, the volume weighted average price per Share as displayed under the heading “Bloomberg VWAP” on Bloomberg Page TZIX.Q <equity> AQR on such Valuation Date (or if such volume weighted average price is not available, the Calculation Agent’s reasonable, good faith estimate of such price on such Valuation Date). Notwithstanding anything to the contrary in the Equity Definitions, if there is a Market Disruption Event on any
Valuation Date, then the Calculation Agent shall determine the VWAP Price for such
Valuation Date on the basis of its good faith estimate of the market value for the relevant Shares on such Valuation Date determined in a commercially reasonable manner.

Settlement Currency:	USD.

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to such Warrant.

Dividends:

In respect of any Component:

Dividend Adjustments:	If an ex-dividend date for any dividend of the Counterparty (a “Triggering Dividend”) that differs in amount from the Regular Dividend occurs at any time from, but excluding, the Trade Date to, and including, the Expiration Date, then in lieu of any adjustments as provided under “Method of Adjustment” below, the Calculation Agent shall make such adjustments to the Strike Price and/or the Number of Warrants as it deems appropriate to preserve for the parties the intended economic benefits of the Transaction.

Regular Dividend:	For the first Triggering Dividend for which the ex-dividend date occurs within any regular dividend period (based on quarterly dividends) of Counterparty, USD.001 per Share, and, for any subsequent Triggering Dividend for which the ex-dividend date occurs within the same regular dividend period, zero.

Adjustments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment; provided, however, that adjustments may be made to account for changes in volatility, expected dividends, expected correlation, stock loan rate and liquidity relative to the relevant Share.

Consequences of Merger Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ Global Select Market System or the NASDAQ Global Market System (or their respective successors)”.

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Cancellation and Payment.

(c) Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Cancellation and Payment.

(c) Share-for-Combined:	Component Adjustment.

Nationalization, Insolvency and Delisting:	Cancellation and Payment

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	1.0%

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	0.25%

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Hedging Party:	Bank for all applicable Additional Disruption Events

Determining Party:	Bank for all applicable Additional Disruption Events

Non-Reliance:	Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Mutual Representations: Each of Bank and Counterparty represents and warrants to, and agrees with, the other party that:

(i)	Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(ii)	Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA. It has entered into the Transaction with the expectation and intent that the Transaction shall be performed to its termination date.

(iii)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or an “accredited investor” as defined under the Securities Act.

(iv)	Investment Company Act. It is a “qualified purchaser” as defined under the Investment Company Act of 1940, as amended.

(v)	ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

Counterparty Representations: In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents, warrants, acknowledges and covenants that:

(i)	Counterparty shall promptly provide written notice to Bank upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Bank.

(ii)

(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Bank as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Bank shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(iii)	Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares), in either case in violation of Section 9 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(iv)	Counterparty’s filings under the Securities Act, the Exchange Act, and other applicable securities laws that are required to be filed have been filed and, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(v)	Counterparty has not violated, and shall not directly or indirectly violate in any material respect, any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with the Transaction.

(vi)	The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 3 of the Purchase Agreement dated as of April 11, 2007 between Counterparty and Bank as representative of the Initial Purchasers thereto (the “Purchase Agreement”) are true and correct and are hereby deemed to be repeated to Bank as if set forth herein, in each case as of the Trade Date.

(vii)	The Shares issuable upon exercise of all Warrants (the “Warrant Shares”) have been duly authorized and, when delivered pursuant to the terms of such Transaction, shall be validly issued, fully-paid and non-assessable, and such issuance of the Warrant Shares shall not be subject to any preemptive or similar rights.

(viii)	Counterparty is not as of the Trade Date, and shall not be after giving effect to the transactions contemplated hereby, insolvent.

(ix)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(x)	Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Bank is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 133, as amended, or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(xi)	Counterparty understands, agrees and acknowledges that no obligations of Bank to it hereunder, if any, shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Bank or any governmental agency.

(xii)	Counterparty shall deliver to Bank an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Bank in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

Miscellaneous:

Effectiveness. If, prior to the Effective Date, Bank reasonably determines that it is advisable to cancel the Transaction because of concerns that Bank’s related hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, the Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of the Transaction.

Netting and Set-Off. The parties hereto agree that the Transaction shall not be subject to netting or set off with any other transaction.

Qualified Financial Contracts. It is the intention of the parties that, in respect of Counterparty, (a) the Transaction shall constitute a “qualified financial contract” within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-Defaulting Party’s rights under Sections 3 and 5 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).

Status of Claims in Bankruptcy. Bank acknowledges and agrees that this Confirmation is not intended to convey to Bank rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Bank’s rights and remedies outside of such U.S. bankruptcy proceeding; provided, further, that nothing herein shall limit or shall be deemed to limit Bank’s rights in respect of any transactions other than the Transaction.

No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Bank is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Bank is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events. If Counterparty owes Bank any amount in connection with a Transaction hereunder pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an (x) Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Counterparty’s control) (a “Counterparty Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy any such Counterparty Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Bank, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Early Termination Date (“Notice of Counterparty Termination Delivery”). Within a commercially reasonable period of time following receipt of a Notice of Counterparty Termination Delivery, Counterparty shall deliver to Bank a number of Termination Delivery Units having a cash value equal to the amount of such Counterparty Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be sold over a commercially reasonable period of time to generate proceeds equal to the cash equivalent of such payment obligation, and the date of such delivery, the “Termination Payment Date”). In addition, if, in the good faith reasonable judgment of Bank, for any reason, the Termination Delivery Units deliverable pursuant to this paragraph (b) would not be immediately freely transferable by Bank under Rule 144(k) under the Securities Act, then Bank may elect either to (x) accept delivery of such Termination Delivery Units notwithstanding any restriction on transfer or (y) have the provisions set forth in the subsection entitled “Registration/Private Placement Procedures” below. It is understood and agreed that notwithstanding anything to the contrary in the Equity Definitions, Bank shall have no obligation hereunder or under the Agreement to make any delivery or payment to Counterparty in connection with any such Early Termination Date

“Termination Delivery Unit” means (a) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization, Merger Event or Tender Offer), one Share or (b) in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If a Termination Delivery Unit consists of property other than cash or New Shares and Counterparty provides irrevocable written notice to the Calculation Agent on or prior to the Closing Date that it elects to receive cash, New Shares or a combination thereof (in such proportion as Counterparty designates) in lieu of such other property, the Calculation Agent shall replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Registration/Private Placement Procedures. If, in the reasonable opinion of Bank, following any delivery of Shares or Termination Delivery Units to Bank hereunder, such Shares or Termination Delivery Units would be in the hands of Bank subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Termination Delivery Units pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Termination Delivery Units being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Termination Delivery Units being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Termination Delivery Units, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) of Annex A hereto at the election of Counterparty, unless waived by Bank. Notwithstanding the foregoing, solely in respect of any Warrants exercised or deemed exercised on any Exercise Date, the Counterparty shall elect, prior to the first Settlement Date for the first Exercise Date, a Private Placement Settlement (as defined in Annex A hereto) or Registration Settlement (as defined in Annex A hereto) for all deliveries of Restricted Shares for all such Exercise Dates which election shall be applicable to all Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) of Annex A hereto shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement Settlement or Registration Settlement for such aggregate Restricted Shares delivered hereunder. If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii) of Annex A, as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Counterparty shall be the Defaulting Party.

Share Deliveries. Counterparty acknowledges and agrees that, to the extent that Bank is not then an affiliate, as such term is used in Rule 144 under the Securities Act, of Counterparty and has not been such an affiliate of Counterparty for 90 days (it being understood that Bank shall not be considered such an affiliate of Counterparty solely by reason of its right to receive of Shares pursuant to a Transaction hereunder), and otherwise satisfies all holding period and other requirements of Rule 144 under the Securities Act applicable to it, any Shares or Termination Delivery Units delivered hereunder at any time after 2 years from the Premium Payment Date shall be eligible for resale under Rule 144(k) under the Securities Act, and Counterparty agrees to promptly remove, or cause the transfer agent for such Shares or

Termination Delivery Units to remove, any legends referring to any restrictions on resale under the Securities Act from the certificates representing such Shares or Termination Delivery Units. Counterparty further agrees that with respect to any Shares or Termination Delivery Units delivered hereunder at any time after 1 year from the Premium Payment Date but prior to 2 years from the Premium Payment Date, to the extent that Bank then satisfies the holding period and other requirements of Rule 144 under the Securities Act, Counterparty shall promptly remove, or cause the transfer agent for such Shares or Termination Delivery Units to remove, any legends referring to any such restrictions or requirements from the certificates representing such Share or Termination Delivery Units upon delivery by Bank to Counterparty or such transfer agent of customary seller’s and broker’s representation letters in connection with resales of such Shares or Termination Delivery Units pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Bank. Counterparty further agrees and acknowledges that Bank shall run a holding period under Rule 144 under the Securities Act with respect to the Warrants and/or any Shares or Termination Delivery Units delivered hereunder notwithstanding the existence of any other transaction or transactions between Counterparty and Bank relating to the Shares. Counterparty further agrees that Shares or Termination Delivery Units delivered hereunder prior to the date that is 1 year from the Premium Payment Date may be freely transferred by Bank to its affiliates, and Counterparty shall effect such transfer without any further action by Bank. Notwithstanding anything to the contrary herein, Counterparty agrees that any delivery of Shares or Termination Delivery Units shall be effected by book-entry transfer through the facilities of the Clearance System if, at the time of such delivery, the certificates representing such Shares or Termination Delivery Units would not contain any restrictive legend as described above. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 under the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities Exchange Commission or any court changes after the Trade Date, the agreements of Counterparty herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Counterparty, to comply with Rule 144 under the Securities Act, including Rule 144(k), as in effect at the time of delivery of the relevant Shares or Termination Delivery Units.

No Material Non-Public Information. On each day during the period beginning on the Trade Date and ending on the Effective Date, Counterparty represents and warrants to Bank that it is not aware of any material nonpublic information concerning itself or the Shares.

Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Bank may not exercise any Warrant hereunder, Automatic Exercise shall not apply with respect thereto, and no delivery pursuant to provisions opposite the heading “Registration/Private Placement Procedures” shall be made, to the extent (but only to the extent) that the receipt of any Shares upon such exercise or delivery would result in Bank directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 9.0% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in Bank directly or indirectly so beneficially owning in excess of 9.0% of the outstanding Shares. If any delivery owed to Bank hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Bank gives notice to Counterparty that such delivery would not result in Bank directly or indirectly so beneficially owning in excess of 9.0% of the outstanding Shares.

Repurchase Notices. On any day Counterparty effects any repurchases of Shares, Counterparty shall promptly provide Bank with a written notice of such repurchase (a “Repurchase Notice”) if the Warrant Equity Percentage (as defined below) is (a) equal to or greater than 6% and (b) greater by 0.5% than the Warrant Equity Percentage set forth in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Warrant Equity Percentage as of the date hereof). The Warrant Equity Percentage as of any day is the fraction of (1) the numerator of which is the Number of Warrants, and (2) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Bank and its affiliate and their respective officers, directors, employees, affiliates, advisors, agents and controlling person (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Bank’s hedging activities as a consequence of becoming, or of the risk of becoming, an “insider” as defined under Section 16 of the Exchange Act, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expense (including reasonable attorney’s fees), joint or several, which an Indemnified Person actually may become subject to, as a result of Counterparty’s failure to provide Bank with a Repurchase Notice on the day and in the manner specified herein.

Limitation On Delivery of Shares. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Counterparty be required to deliver Shares in connection with the Transaction in excess of 15,701,433

Shares (the “Maximum Delivery Amount”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that the Transaction is outstanding) that the Maximum Delivery Amount is equal to or less than the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Maximum Delivery Amount (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this paragraph (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall immediately notify Bank of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

Additional Termination Event. The occurrence of any of the following shall constitute an Additional Termination Event with in respect to which (1) Counterparty shall be the sole Affected Party and (2) the Transaction shall be the sole Affected Transaction; provided that with respect to any Additional Termination Event, Bank may choose to treat part of the Transaction as the sole Affected Transaction, and, upon termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:

(a)	Prior to the second anniversary of the Effective Date, Bank determines, based upon advice of counsel, that it is advisable to terminate a portion of the Transaction so that Bank’s related hedging activities will comply with applicable securities laws, rules or regulations;

(b)	the sale, transfer, lease, conveyance or other disposition of all or substantially all of the Counterparty’s property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;

(c)	Counterparty consolidates with, or merges with or into, another person or any person consolidates with, or merges with or into, Counterparty, unless either (i) the persons that “beneficially owned,” directly or indirectly, the shares of Counterparty’s voting stock immediately prior to such consolidation or merger, “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to the transaction or (ii) (A) at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and any associated rights traded on a US national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such consolidation or merger) and (B) as a result of such consolidation or merger, the 1.125% Convertible Notes due 2012 issued by Counterparty would be convertible solely into the same consideration which a holder of such notes would have received if the such holder had converted such notes immediately prior to the effective date of such consolidation or merger; or

(d)	Counterparty is liquidated or dissolved or holders of the Shares approve any plan or proposal for liquidation or dissolution of the Counterparty.

Right to Extend. Bank may postpone, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which case the Calculation Agent shall make the appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if Bank determines, in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve Bank’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Bank to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Bank were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Bank.

Transfer or Assignment. Notwithstanding any provision of the Agreement to the contrary, Bank may, subject to applicable law, freely transfer and assign all of its right and obligations under the Transaction without the consent of Counterparty. If requested by Bank, Counterparty shall execute such documents to reflect the transfer or assignment of the Bank’s rights and obligations under the Transaction.

Severability; Illegality. If compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

Role of Agent. Each party agrees and acknowledges that (i) UBS Securities LLC (the “Agent”) is acting as agent for both parties but does not guarantee the performance of either party and neither the Dealer nor the Counterparty shall contact the other with respect to any matter relating to the Transaction without the direct involvement of the Agent; (ii) the Agent is not a member of the Securities Investor Protection Corporation; (iii) the Agent, the Dealer and the Counterparty each hereby acknowledge that any transactions by the Dealer or the Agent in the Shares will be undertaken by the Dealer or the Agent, as the case may, as principal for its own account; (iv) all of the actions to be taken by the Dealer and the Agent in connection with the Transaction, including, but not limited to, any exercise of any rights with respect to the Options, shall be taken by the Dealer or the Agent independently and without any advance or subsequent consultation with the Counterparty; and (v) the Agent is hereby authorized to act as agent for the Counterparty only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Options described hereunder.

Governing law: The law of the State of New York.

Contact information. For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:

(a) Counterparty

The TriZetto Group, Inc.

567 Nicolas Drive, Suite 360

Newport Beach, CA 92660

Attention: Chief Financial Officer

Fax: (949) 219-2199

(b) Bank

1.	Account Details:

Dealer Payment Instructions:

UBS AG Stamford

SWIFT: UBSWUS33XXX

Bank Routing: 026-007-993

Account Name: UBS AG, London Branch

Account No.: 101-WA-140007-000

2.	Offices:

The Office of Dealer for the Transaction is:

UBS AG

100 Liverpool Street

London EC2M 2RH

United Kingdom

Telephone: +44 207 568 0687

Facsimile: +44 207 568 9895/6

3.	Notices:

For purposes of this Confirmation:

Address for notices or communications to Dealer:

To:  UBS AG, London Branch

c/o UBS Securities LLC

299 Park Avenue

New York, NY 10171

Attn: Dmitriy Mandel

Telephone: (212) 821-2100

Facsimile: (212) 821-4610

With a copy to:

To:  Equities Legal Department

677 Washington Boulevard

Stamford, CT 06901

Attn: David Kelly and Gordon Kiesling

Telephone: (203) 719-0268

Facsimile: (203) 719-5627

and:

To:  Equities Volatility Trading

677 Washington Boulevard

Stamford, CT 06901

Attn: Namuk Cho and Brian Ward

Telephone: (203) 719-7330

Facsimile: (203) 719-7910

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Bank a facsimile of the fully-executed Confirmation to Bank. Originals shall be provided for your execution upon your request.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

UBS AG, LONDON BRANCH

By:	/s/ Dmitriy Mandel
Name: Dmitriy Mandel
Title: Executive Director

By:	/s/ Paul Stowell
Name: Paul Stowell
Title: Associate Director Equity Risk Management

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

THE TRIZETTO GROUP, INC.

By:	/s/ James C. Malone
Name:
Title:

ANNEX A

Registration Settlement and Private Placement Settlement

(i)	If the Counterparty elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by the Counterparty shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Bank; provided that the Counterparty may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by the Counterparty to Bank (or any affiliate designated by Bank) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Bank (or any such affiliate of Bank). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Bank, due diligence rights (for Bank or any designated buyer of the Restricted Shares by Bank), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Bank. In the event of a Private Placement Settlement, the Net Share Settlement Amount or the Counterparty Payment Obligation, respectively, shall be deemed to be the Net Share Settlement Amount or the Counterparty Payment Obligation, respectively, plus an additional amount (determined from time to time by the Calculation Agent in its commercially reasonable judgment) attributable to interest that would be earned on such Net Share Settlement Amount or the Counterparty Payment Obligation, respectively, (increased on a daily basis to reflect the accrual of such interest and reduced from time to time by the amount of net proceeds received by Bank as provided herein) at a rate equal to the open Federal Funds Rate plus 0.50% for the period from, and including, such Settlement Date or the date on which the Counterparty Payment Obligation is due, respectively, to, but excluding, the related date on which all the Restricted Shares have been sold and calculated on an Actual/360 basis.

(ii)	If the Counterparty elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then the Counterparty shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Bank, to cover the resale of such Restricted Shares (and any Make-whole Shares) in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Bank. If Bank, in its sole reasonable discretion, is not satisfied with such procedures and documentation, Private Placement Settlement shall apply. If Bank is satisfied with such procedures and documentation, it shall sell the Restricted Shares (and any Make-whole Shares) pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (and any Make-whole Shares) and ending on the earliest of (i) the Exchange Business Day on which Bank completes the sale of all Restricted Shares or, in the case of settlement of Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales exceed the Counterparty Payment Obligation, (ii) the date upon which all Restricted Shares (and any Make-whole Shares) have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(1) or (2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares (and any Make-whole Shares) may be sold or transferred by a non-affiliate pursuant to Rule 144(k) (or any similar provision then in force) or Rule 145(d)(3) (or any similar provision then in force) under the Securities Act.

(iii)

If (ii) above is applicable and the Counterparty Payment Obligation exceeds the realized net proceeds from such resale, or if (i) above is applicable and the Freely Tradeable Value of the Shares owed pursuant to Net Share Settlement Amount, or the Counterparty Payment Obligation (in each case as adjusted pursuant to (i) above), as applicable, exceeds the realized net proceeds from such resale, then in either case Counterparty shall transfer to Bank by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a

A-1

number of Shares (“Make-whole Shares”, provided that the aggregate number of Shares and Make-whole Shares delivered shall not exceed the Transaction Maximum Shares) that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a value equal to the Additional Amount. If Counterparty elects to pay the Additional Amount in Make-whole Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero, subject to “Limitations on Delivery of Shares”. “Freely Tradeable Value” means the value of the number of Shares delivered to Bank which such Shares would have if they were freely tradeable (without prospectus delivery) upon receipt by Bank, as determined by the Calculation Agent by reference to the Relevant Price for freely tradeable Shares as of the Valuation Date, or other date of valuation used to determine the delivery obligation with respect to such Shares, or by other commercially reasonable means.

A-2

ANNEX B

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date

1.	52,338	July 16, 2012

2.	52,338	July 17, 2012

3.	52,338	July 18, 2012

4.	52,338	July 19, 2012

5.	52,338	July 20,2012

6.	52,338	July 23, 2012

7.	52,338	July 24, 2012

8.	52,338	July 25, 2012

9.	52,338	July 26, 2012

10.	52,338	July 27, 2012

11.	52,338	July 30, 2012

12.	52,338	July 31, 2012

13.	52,338	August 1, 2012

14.	52,338	August 2, 2012

15.	52,338	August 3, 2012

16.	52,338	August 6, 2012

17.	52,338	August 7, 2012

18.	52,338	August 8, 2012

19.	52,338	August 9, 2012

20.	52,338	August 10, 2012

21.	52,338	August 13, 2012

22.	52,338	August 14, 2012

23.	52,338	August 15, 2012

24.	52,338	August 16, 2012

25.	52,338	August 17, 2012

26.	52,338	August 20, 2012

27.	52,338	August 21, 2012

28.	52,338	August 22, 2012

29.	52,338	August 23, 2012

30.	52,338	August 24, 2012

31.	52,338	August 27, 2012

32.	52,338	August 28, 2012

33.	52,338	August 29, 2012

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34.	52,338	August 30, 2012

35.	52,338	August 31, 2012

36.	52,338	September 4, 2012

37.	52,338	September 5, 2012

38.	52,338	September 6, 2012

39.	52,338	September 7, 2012

40.	52,338	September 10, 2012

41.	52,338	September 11, 2012

42.	52,338	September 12, 2012

43.	52,338	September 13, 2012

44.	52,338	September 14, 2012

45.	52,338	September 17, 2012

46.	52,338	September 18, 2012

47.	52,338	September 19, 2012

48.	52,338	September 20, 2012

49.	52,338	September 21, 2012

50.	52,338	September 24, 2012

51.	52,338	September 25, 2012

52.	52,338	September 26, 2012

53.	52,338	September 27, 2012

54.	52,338	September 28, 2012

55.	52,338	October 1, 2012

56.	52,338	October 2, 2012

57.	52,338	October 3, 2012

58.	52,338	October 4, 2012

59.	52,338	October 5, 2012

60.	52,338	October 8, 2012

61.	52,338	October 9, 2012

62.	52,338	October 10, 2012

63.	52,338	October 11, 2012

64.	52,338	October 12, 2012

65.	52,338	October 15, 2012

66.	52,338	October 16, 2012

67.	52,338	October 17, 2012

68.	52,338	October 18, 2012

69.	52,338	October 19, 2012

70.	52,338	October 22, 2012

B-2

71.	52,338	October 23, 2012

72.	52,338	October 24, 2012

73.	52,338	October 25, 2012

74.	52,338	October 26, 2012

75.	52,338	October 29, 2012

76.	52,338	October 30, 2012

77.	52,338	October 31, 2012

78.	52,338	November 1, 2012

79.	52,338	November 2, 2012

80.	52,338	November 5, 2012

81.	52,338	November 6, 2012

82.	52,338	November 7, 2012

83.	52,338	November 8, 2012

84.	52,338	November 9, 2012

85.	52,338	November 12, 2012

86.	52,338	November 13, 2012

87.	52,338	November 14, 2012

88.	52,338	November 15, 2012

89.	52,338	November 16, 2012

90.	52,338	November 19, 2012

91.	52,338	November 20, 2012

92.	52,338	November 21, 2012

93.	52,338	November 23, 2012

94.	52,338	November 26, 2012

95.	52,338	November 27, 2012

96.	52,338	November 28, 2012

97.	52,338	November 29, 2012

98.	52,338	November 30, 2012

99.	52,338	December 3, 2012

100.	52,349	December 4, 2012

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